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[COOPERS & LYBRAND LETTERHEAD]                                        EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                      -----


We consent to the incorporation by reference in the registration statements of Isomedix Inc. and Subsidiaries on Form S-3 (File Nos. 33-52474, 33-31443) and on Form S-8 (File Nos. 2-87989, 2-87990, 33-41016, 33-48812, 33-73128, 333-10033)
of our report dated February 11, 1997, except for Note 20 for which the date is March 19, 1997, on our audits of the consolidated financial statements and financial statement schedules of Isomedix Inc. and Subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.



Parsippany, New Jersey
March 31, 1997
                                                    /s/ Coopers & Lybrand L.L.P.